Artisan Partners Asset Management Inc. Reports October 2014 Assets Under Management
Milwaukee, WI - November 11, 2014 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management (AUM) as of October 31, 2014 totaled $108.2 billion. Separate accounts accounted for $47.0 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $61.2 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of October 31, 2014 - ($ Millions)
Global Equity Team
Non-U.S. Growth	28,669
Non-U.S. Small-Cap Growth	1,385
Global Equity	682
Global Small-Cap Growth	169

U.S. Value Team
U.S. Mid-Cap Value	14,403
U.S. Small-Cap Value	2,834
Value Equity	2,040

Growth Team
U.S. Mid-Cap Growth	16,826
U.S. Small-Cap Growth	2,734
Global Opportunities	4,737

Global Value Team
Non-U.S. Value	17,158
Global Value	15,146

Emerging Markets Team
Emerging Markets	858

Credit Team
High Income	537
Firm Total	$108,219	[1]

[1]Includes an additional $40.6 million in assets managed in a portfolio not currently made available to outside investors to evaluate its potential viability as a strategy to be offered to clients.
ABOUT ARTISAN PARTNERS
Artisan Partners is an independent investment management firm focused on providing high value-added, active investment strategies to sophisticated clients globally. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners has six autonomous investment teams that oversee fourteen distinct U.S., non-U.S. and global investment strategies. Each strategy is offered through multiple investment vehicles to accommodate a broad range of client mandates. The firm’s principal offices are located in Milwaukee, San Francisco, Atlanta, New York, Kansas City and London.

Source: Artisan Partners Asset Management Inc.

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